Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of PAETEC Holding Corp. of our report dated March 21, 2007, relating to our audits of the consolidated financial statements of McLeodUSA Incorporated and Subsidiaries for the registration of $300,000,000 of PAETEC Holding Corp’s Senior Notes due 2015, appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa

December 18, 2007

McGladrey & Pullen LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.